Exhibit 1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into by and between Siemens Industry, Inc., Siemens Pension-Trust e.V. and Siemens AG.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Form 3, Form 4, Form 5 or Schedule 13D or Schedule 13G, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 13th day of February, 2023.

SIEMENS INDUSTRY, INC.

By:	/s/ Ruth Gratzke
Name:	Ruth Gratzke
Title:	Chief Executive Officer

By:	/s/ Heiko Volpert
Name:	Heiko Volpert
Title:	Chief Financial Officer

SIEMENS AG

By:	/s/ Christian Bleiweiss
Name:	Christian Bleiweiss
Title:	Chief Counsel Corporate, M&A

By:	/s/ Hardi Zajewski
Name:	Hardi Zajewski
Title:	SVP M&A

SIEMENS PENSION-TRUST E.V.

By: /s/ Peter Rathgeb
Name: Peter Rathgeb
Title: Director

By: /s/ Juergen Wagner
Name: Juergen Wagner
Title: Director